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                                                                EXHIBIT 10.3A

                        FIRST AMENDMENT TO OFFICE LEASE

        THIS FIRST AMENDMENT TO OFFICE LEASE (the "First Amendment") is made as of this 5th day of January, 1996, by and between NORTHPOINT INVESTORS, a California limited partnership ("Landlord"), and WILLIAMS SONOMA, INC., a California corporation ("Tenant").

                                   RECITALS:

        On January 13, 1986, Landlord and Tenant entered into that certain 100 North Point Office Lease (the "Lease"), under the terms of which Landlord leased to Tenant, and Tenant leased from Landlord, certain premises comprising approximately fifty-four thousand nine hundred eighty-nine (54,989) square feet (the "Premises"), within the building located at 100 North Point Street, San Francisco, California (the "Building"). The Building and the land contained within the site commonly known as 100 North Point Street, San Francisco, California, are hereinafter collectively referred to as the "Property." On October 11, 1989, Tenant exercised its option to lease the Expansion Premises in accordance with the provisions of Section 48 of the Lease, and Tenant now occupies one hundred percent (100%) of the Building. Landlord and Tenant now desire to amend the Lease to provide for an extension of the Term through May 31, 2001.

        NOW, THEREFORE, Landlord and Tenant hereby agree as follows:

        1. All defined terms as used in this First Amendment shall have the same meanings as set forth in the Lease, unless otherwise expressly set forth herein.

        2. Section 1.2 of the Lease is hereby amended to provide that the Premises comprise approximately fifty-eight thousand three hundred sixty-nine (58,369) rentable square feet.

        3. Section 1.3 of the Lease is hereby amended to provide that the term shall expire on May 31, 2001. The period commencing June 1, 1996 and expiring on May 31, 2001 is hereinafter referred to as the "Extended Term."

        4. Section 1.4 of the Lease is hereby amended to provide that the Minimum Monthly Rent payable for the Extended Term shall be in an amount equal to Sixty-Five Thousand Six Hundred Sixty-Five and 13/100 Dollars ($65,665.13).

        5. Section 1.6 of the Lease is hereby amended to provide that Tenant shall reimburse Landlord for one hundred

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percent (100%) of Operating Expenses over the Base Year Operating Expenses.

        6. Section 1.7 of the Lease is hereby amended to provide that Tenant's Address for Notices shall be:

                        Williams Sonoma, Inc.
                        3250 Van Ness Avenue
                        San Francisco, CA  94109
                        Telephone:  415-421-7900
                        Telecopy:   415-616-7915

        7. Section 8.1 of the Lease is hereby amended to provide that the Base Year applicable to the Extended Term shall be calendar year 1996 and during the Extended Term, Tenant shall pay one hundred percent (100%) of the estimated increase in Operating Expenses over the Extended Term's Base Year.

        8. The First Paragraph of Section 8.2 of the Lease is deleted in its entirety and the following is substituted in the place:

        8.2 "Operating Expenses" as used herein shall include all costs of administration, operation and maintenance of the Property as determined in accordance with generally accepted accounting practices consistently applied including but not limited to the following: Taxes and assessments (specified in Section 9.2 hereof), property and public liability insurance premiums (specified in Section 10.1 hereof) excluding premiums for earthquake insurance, the cost of labor, materials and service for the operation and maintenance of the Building, including license, permit and inspection fees (except for any new construction or alterations), elevator maintenance and repair service, plumbing service, costs of maintenance contracts, including maintenance services related to the heating, ventilation, and air conditioning systems, watchmen, guards and personnel engaged in administration, operation and maintenance of the Property, together with payroll taxes, employee compensation insurance, and employee benefits applicable thereto, supplies, materials, salaries of foremen and supervisory employees whose duties directly concern the management and operation of the Property, reasonable management fees calculated at a rate not in excess of that charged by independent property managers for services not involving leasing which are comparable to those provided in connection with the management of the Building, the cost of maintaining and repairing the roadways, sidewalks, curbs, gutters and parking surfaces located on the Property and in providing gardening services or personnel to the Property, the cost of repairs and general maintenance, cost of improvements required by governmental agencies, exclusive of expenses such as the alteration of premises for the accommodation of a specific tenant or tenants, and exclusive also for expenditures made for capital investments or improvements, except that in the event Landlord eliminates or reduces Operating Expenses

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as a result of a capital investment or labor-saving devices then the cost of the capital investment or labor-saving devices will be amortized over the useful life of the equipment or labor-saving devices but the amortization charge in any year shall not exceed the annual amount of the Operating Expense that has been eliminated or the annual reduction in the Operating Expense that has been reduced.

        9. Section 12.1 of the Lease is deleted in its entirety and the following is substituted in its place:

        12.1 Landlord shall furnish to the Premises, at the times and to the extent required by Tenant in the conduct of its business, the following services and utilities: (i) heat and air conditioning for the Premises; (ii) electric current in amounts sufficient for lighting the Premises and powering business machines and equipment used thereon; (iii) elevator service; (iv) window cleaning on the exterior surface of the exterior windows; and (v) replacement of light bulbs and fluorescent tubes in all light fixtures installed in the Premises.

        During the Extended Term, Tenant shall be responsible and pay for one hundred percent (100%) of the costs of electricity, water, gas and sewer use charges associated with the Property, and Tenant shall supply and pay for all janitorial and custodial services to the Premises (including garbage and waste disposal, and the provision of all necessary custodial and janitorial supplies and interior window cleaning), all of which costs are specifically excluded from the Extended Term's Base Year Operating Expenses. To the extent Tenant requests that Landlord provides for any janitorial or custodial services, Tenant shall pay Landlord its direct costs (including, without limitation, wages and salary, employer taxes and costs, fringe benefits and supplies).

        10. The first sentence of 12.2 is deleted in its entirety and the following is substituted in its place:

        12.2 Landlord shall also maintain the parking area adjacent to the Building and the access ways thereto, and shall replace any broken plate glass windows or doors in the Building unless such breakage is caused through the fault of Tenant.

        11. Section 22.2 of the Lease is hereby amended by the addition of the following:

                Landlord has the remedy described in California Civil Code Section 1951.4. (Landlord may continue the Lease in effect after Tenant's breach and abandonment and recover rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations).

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        12.     Section 45 of the Lease is hereby amended to provide that
Landlord and Tenant shall each bear their own costs incurred in connection with this First Amendment, including, without limitation, attorneys' fees, consultant fees, and brokerage fees and commissions. Landlord shall be fully responsible for payment of any fees due Colliers Damner Pike in connection with the execution of this First Amendment. Tenant shall be responsible for the payment of any commission due to AMB Corporate Real Estate Advisors, Inc. in connection with Tenant's execution of this First Amendment. Tenant and Landlord shall indemnify, defend, protect and hold the other party harmless from any and all claims for commissions for other brokerage services or fees for other services by reason of any dealings or action of the indemnifying party in connection with this First Amendment.

        13.     Section 47 of the Lease is hereby deleted in its entirety.

        14. Before, or as soon as reasonably possible following the date of this First Amendment, Landlord shall, at its sole cost and expense, (a) retrofit all ceiling-mounted lamps and ballasts throughout the Premises as specified in the Brayer Lighting, Inc. proposal, dated October 13, 1995 (Exhibit "A" attached hereto); (b) divide the HVAC system serving floors two and three of the Premises into four (4) zones, comprising two (2) zones per floor; and (c) cause its electrical contractors, Brayer Electric Company, to install a motion-sensor lighting control system on floors one, two and three of the Premises.

        15. Before, or as soon as reasonably possible following the date of this First Amendment (and weather permitting), Tenant, at its sole cost and expense, shall commence installation of the necessary variable frequency drives in accordance with the specifications described in the "Alternate Bid" outlined in the Pacific Coast Trane Service Letter to Wilsey, Bennett Co., dated
October 6, 1995 (Exhibit "B" attached hereto) and installation of a closed-loop cooling tower as specified in the Pacific Coast Trane Service Letter to Wilsey, Bennett Co., dated November 6, 1995 (Exhibit "C" attached hereto).

        16. On June 1, 1996, Landlord shall provide to Tenant a tenant improvement allowance (the "Allowance") in an amount of Seven Hundred Twenty-Nine Thousand Six Hundred Twelve and 50/100 Dollars ($729,612.50). To the extent Tenant expends money between January 1, 1996 and June 1, 1996 in connection with the performance by Tenant of the tenant improvements described in paragraph 14 above or any other tenant improvements, which shall be performed in accordance with Article 17 of the Lease, Landlord shall fund against the Allowance the costs incurred by Tenant in connection with such improvements upon receipt of request therefor from Tenant together with reasonable supporting documentation evidencing the amounts so spent by Tenant. Such request or requests for work performed in accordance with Article 17 of the Lease and paragraph

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14 of this Amendment shall be cumulated by Tenant and may not be submitted more often than once each calendar month and shall be payable ten (10) days after submission to Landlord.

        17. In all other respects, the Lease remains unchanged and in full force and effect.

        IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment as of the dates set forth below, and it shall be effective as of the latter of such dates.

TENANT:                                 LANDLORD:

WILLIAMS SONOMA, INC.,                  NORTHPOINT INVESTORS, a
a California corporation                California partnership

                                            NP Associates, a California
By: /s/ Dennis A. Chantland                 By: limited partnership
   ------------------------------          -----------------------------------

Its: Chief Administrative Officer       Its: General Partner
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Date: 1/16/96                           Date: January 5, 1996
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                                            Wilsey Bennett, Inc., a
                                        By: Delaware corporation
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                                        Its: General Partner
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                                        By: /s/ William R. Anderson
                                           -----------------------------------
                                           William R. Anderson

                                        Its: Vice President and Treasurer
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